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                                                                EXHIBIT 23(c)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement (No. 333-______) on Form S-4 of Union Planters Corporation of our report dated December 20, 1995 to the consolidated statements of financial position of Franklin Financial Group, Inc. and Subsidiaries as of September 30, 1995 and 1994 and related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1995, which report appears elsewhere therein on Form S-4. We also consent to the reference to us under the heading "Experts" in such Form S-4.



/s/  Hiram H. Jones Associates, P.C.

Morristown, Tennessee
August 23, 1996